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                                                                     Exhibit 2.1

                                                                  EXECUTION COPY
                                                                  --------------



                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 11, 2007

                                  BY AND AMONG

                            INDEPENDENT BANK CORP.,

                            ROCKLAND TRUST COMPANY,

                            SLADE'S FERRY BANCORP.,

                                      AND

                          SLADE'S FERRY TRUST COMPANY
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                               TABLE OF CONTENTS


ARTICLE I.  THE MERGER.........................................................1

    Section 1.01  The Merger...................................................1
    Section 1.02  Articles of Incorporation and Bylaws.........................2
    Section 1.03  Directors and Officers of the Surviving Entity...............2
    Section 1.04  Effective Date and Effective Time; Closing...................2
    Section 1.05  Tax Consequences.............................................2

ARTICLE II.  MERGER CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES............2

    Section 2.01  Merger Consideration.........................................2
    Section 2.02  Rights as Shareholders; Stock Transfers......................3
    Section 2.03  Fractional Shares............................................3
    Section 2.04  Election Procedures..........................................3
    Section 2.05  Exchange Procedures..........................................6
    Section 2.06  Anti-Dilution Provisions.....................................8
    Section 2.07  Options......................................................8

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF COMPANY........................8

    Section 3.01  Making of Representations and Warranties.....................8
    Section 3.02  Organization, Standing and Authority.........................9
    Section 3.03  Capital Stock................................................9
    Section 3.04  Subsidiaries................................................10
    Section 3.05  Corporate Power; Minute Books...............................10
    Section 3.06  Corporate Authority.........................................11
    Section 3.07  Regulatory Approvals; No Defaults...........................11
    Section 3.08  SEC Documents; Financial Reports; and
                   Regulatory Reports.........................................12
    Section 3.09  Absence of Certain Changes or Events........................13
    Section 3.10  Legal Proceedings...........................................14
    Section 3.11  Compliance With Laws........................................14
    Section 3.12  Material Contracts; Defaults................................15
    Section 3.13  Brokers.....................................................15
    Section 3.14  Employee Benefit Plans......................................16
    Section 3.15  Labor Matters...............................................18
    Section 3.16  Environmental Matters.......................................18
    Section 3.17  Tax Matters.................................................19
    Section 3.18  Investment Securities.......................................21
    Section 3.19  Derivative Transactions.....................................21
    Section 3.20  Regulatory Capitalization...................................22
    Section 3.21  Loans; Nonperforming and Classified Assets..................22
    Section 3.22  Trust Business; Administration of Fiduciary Accounts........23
    Section 3.23  Investment Management and Related Activities................23
    Section 3.24  Repurchase Agreements.......................................23
    Section 3.25  Deposit Insurance...........................................23
    Section 3.26  CRA, Anti-money Laundering and Customer
                   Information Security.......................................23

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    Section 3.27  Transactions with Affiliates................................24
    Section 3.28  Tangible Properties and Assets..............................24
    Section 3.29  Intellectual Property.......................................25
    Section 3.30  Insurance...................................................25
    Section 3.31  Antitakeover Provisions.....................................26
    Section 3.32  Fairness Opinion............................................26
    Section 3.33  Proxy Statement-Prospectus..................................26
    Section 3.34  Transaction Costs...........................................26
    Section 3.35  Disclosure..................................................26

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF BUYER..........................26

    Section 4.01  Making of Representations and Warranties....................26
    Section 4.02  Organization, Standing and Authority........................27
    Section 4.03  Corporate Power; Minute Books...............................27
    Section 4.04  Corporate Authority.........................................27
    Section 4.05  SEC Documents; Financial Reports; and
                   Regulatory Reports.........................................27
    Section 4.06  Regulatory Approvals; No Defaults...........................29
    Section 4.07  Absence of Certain Changes or Events........................29
    Section 4.08  Compliance with Laws........................................29
    Section 4.09  Financial Ability...........................................30
    Section 4.10  Proxy Statement-Prospectus Information;
                   Registration Statement.....................................30
    Section 4.11  Legal Proceedings...........................................30
    Section 4.12  Brokers.....................................................31
    Section 4.13  Employee Benefit Plans......................................31
    Section 4.14  Labor Matters...............................................32
    Section 4.15  Tax Matters.................................................32
    Section 4.16  Disclosure..................................................33

ARTICLE V.  COVENANTS.........................................................33

    Section 5.01  Covenants of Company........................................33
    Section 5.02  Covenants of Buyer..........................................36
    Section 5.03  Reasonable Best Efforts.....................................37
    Section 5.04  Shareholder Approval........................................37
    Section 5.05  Registration Statement; Proxy Statement-Prospectus..........37
    Section 5.06  Regulatory Filings; Consents................................39
    Section 5.07  Publicity...................................................40
    Section 5.08  Access; Information.........................................40
    Section 5.09  No Solicitation by Company..................................41
    Section 5.10  Indemnification.............................................42
    Section 5.11  Employees; Benefit Plans....................................44
    Section 5.12  Notification of Certain Changes.............................46
    Section 5.13  Current Information.........................................46
    Section 5.14  Board Packages..............................................46
    Section 5.15  Transition; Informational Systems Conversion................46
    Section 5.16  Access to Customers and Suppliers...........................47
    Section 5.17  Environmental Assessments...................................47
    Section 5.18  Certain Litigation..........................................48

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    Section 5.19  Dividend Reinvestment and Common Stock Purchase Plan........48
    Section 5.20  Stock Exchange De-listing...................................48
    Section 5.21  Director Resignations.......................................48
    Section 5.22  Coordination of Dividends...................................48
    Section 5.23  Representation on Buyer Board...............................48
    Section 5.24  Coordination................................................49
    Section 5.25  Transactional Expenses......................................50
    Section 5.26  Charitable Contribution.....................................50

ARTICLE VI.  CONDITIONS TO CONSUMMATION OF THE MERGER.........................50

    Section 6.01  Conditions to Obligations of the Parties to
                   Effect the Merger..........................................50
    Section 6.02  Conditions to Obligations of Company........................51
    Section 6.03  Conditions to Obligations of Buyer..........................51
    Section 6.04  Frustration of Closing Conditions...........................53

ARTICLE VII.  TERMINATION.....................................................53

    Section 7.01  Termination.................................................53
    Section 7.02  Termination Fee; Reimbursement..............................55
    Section 7.03  Effect of Termination and Abandonment.......................57

ARTICLE VIII.  DEFINITIONS....................................................57

    Section 8.01  Definitions.................................................57

ARTICLE IX.  MISCELLANEOUS....................................................66

    Section 9.01  Survival....................................................66
    Section 9.02  Waiver; Amendment...........................................66
    Section 9.03  Governing Law...............................................66
    Section 9.04  Expenses....................................................66
    Section 9.05  Notices.....................................................67
    Section 9.06  Entire Understanding; No Third Party Beneficiaries..........67
    Section 9.07  Severability................................................68
    Section 9.08  Enforcement of the Agreement................................68
    Section 9.09  Interpretation..............................................68
    Section 9.10  Assignment..................................................68
    Section 9.11  Alternative Structure.......................................68
    Section 9.12  Counterparts................................................69

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                             EXHIBITS AND SCHEDULES

Exhibit A               Form of Voting Agreement
Exhibit B               Form of Plan of Bank Merger

Schedules

Schedule 5.11(a)        Certain Company Employees
Schedule 5.13           Current Information
Schedule 5.18           Certain Dispute
Schedule 6.03(f)(1)     Releases from Certain Employees of Company
Schedule 6.03(f)(2)     Non-Competition Agreements from Certain Employees
                         of Company
Schedule 8.01(a)        Certain Officers of Company and Company Bank
Schedule 8.01(b)        Certain Officers of Buyer and Buyer Bank

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      This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of
October 11, 2007, by and among Independent Bank Corp., a Massachusetts corporation ("Buyer"), Rockland Trust Company, a Massachusetts-chartered trust company and wholly-owned subsidiary of Buyer ("Buyer Bank"), Slade's Ferry Bancorp., a Massachusetts corporation ("Company"), and Slade's Ferry Trust Company, a Massachusetts-chartered trust company and wholly-owned subsidiary of Company. ("Company Bank").

                              W I T N E S S E T H


      WHEREAS, the Board of Directors of Buyer and the Board of Directors of Company have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved this Agreement;

      WHEREAS, in accordance with the terms of this Agreement, (i) Company will merge with and into Buyer, with Buyer the surviving entity (the "Merger"); and
(ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the "Bank Merger");

      WHEREAS, as a material inducement to Buyer to enter into this Agreement, each of the directors and certain Executive Officers of Company has entered into a voting agreement with Buyer dated as of the date hereof (a "Voting Agreement"), substantially in the form attached hereto as Exhibit A pursuant to which each such director or Executive Officer has agreed, among other things, to vote all shares of Company Common Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement; and

      WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

      NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                                   THE MERGER

      Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the Massachusetts Business Corporation Act and the requirements of the Massachusetts Board of Bank Incorporation. Upon consummation of the Merger, the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the
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General Laws of Massachusetts (Buyer, as the Surviving Entity in the Merger,
sometimes being referred to herein as the "Surviving Entity").

      Section 1.02 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Surviving Entity upon consummation of the Merger shall be the Articles of Incorporation and Bylaws of Buyer as in effect immediately prior to consummation of the Merger.

      Section 1.03 Directors and Officers of the Surviving Entity. The directors of the Surviving Entity immediately after the Merger shall be the directors of Buyer in office immediately prior to the Effective Time plus the director appointed to Buyer's Board of Directors pursuant to Section 5.23 hereof. The executive officers of the Surviving Entity immediately after the Merger shall be the executive officers of Buyer immediately prior to the Merger. Each of the directors and executive officers of the Surviving Entity immediately after the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of the Surviving Entity.

      Section 1.04  Effective Date and Effective Time; Closing.

            (a) Subject to the terms and conditions of this Agreement, Buyer and Company will make all such filings as may be required to consummate the Merger by applicable laws and regulations. The Merger provided for herein shall become effective upon the acceptance for filing by the Massachusetts Secretary of State of the articles of merger related to the Merger (the "Articles of Merger"). The date of such filing or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be as specified in the Articles of Merger.

            (b) A closing (the "Closing") shall take place immediately prior to the Effective Time at the principal offices of Nutter McClennen & Fish LLP in Boston, Massachusetts, or such other place or on such other date as the parties may mutually agree upon (such date, the "Closing Date"). At the Closing, there shall be delivered to Buyer and Company the certificates and other documents required to be delivered under Article VI hereof.

      Section 1.05 Tax Consequences. It is intended that the Merger shall qualify as a "reorganization" under Section 368(a) of the Code, and that the Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.

                                  ARTICLE II.

             MERGER CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

      Section 2.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Company or any shareholder of Company:

            (a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

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            (b)  Each share of Company Common Stock held as treasury stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

            (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof subject to the limitations set forth in Section 2.04 either: (i) $25.50 in cash (the "Cash Consideration"); or (ii) 0.818 shares (the "Exchange Ratio") of Buyer Common Stock (the "Stock Consideration"). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

      Section 2.02 Rights as Shareholders; Stock Transfers. All shares of Company Common Stock, when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock in accordance with Sections 2.01(c) and
2.03 and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date occurring prior to the Effective Time. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date occurring prior to the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

      Section 2.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the last sale prices of Buyer Common Stock, as reported on The Nasdaq Global Select Market ("Nasdaq") (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five (5) Nasdaq trading days immediately preceding the Closing Date, rounded to the nearest whole cent.

      Section 2.04  Election Procedures.

            (a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by Buyer and reasonably satisfactory to Company (the "Exchange Agent")) in such form as Company and Buyer shall mutually agree (the "Election Form"), shall be mailed no more than forty (40) and no less than twenty (20) Business Days prior to the anticipated Election Deadline (the "Mailing Date") to each holder of record of Company Common Stock. Each

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Election Form shall permit the holder of record of Company Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder's shares (a "Cash Election"), (ii) elect to receive the Stock Consideration for all or a portion of such holder's shares (a "Stock Election"), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"); except as provided in Section 7.01(i), seventy-five percent (75%) of the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, excluding any Treasury Stock (the "Stock Conversion Number"), shall be converted into the Stock Consideration and twenty-five percent (25%) of such shares of Company Common Stock shall be converted into the Cash Consideration. A record holder acting in different capacities or acting on behalf of other Persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each Person for which it so acts. Shares of Company Common Stock as to which a Cash Election has been made are referred to herein as "Cash Election Shares." Shares of Company Common Stock as to which a Stock Election has been made are referred to herein as "Stock Election Shares." Shares of Company Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as "Non-Election Shares." The aggregate number of shares of Company Common Stock with respect to which a Stock Election has been made is referred to herein as the "Stock Election Number."

            (b) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on a date no later than the 5th Business Day prior to the Closing Date to be mutually agreed upon by the parties (which date shall be publicly announced by Buyer as soon as practicable prior to such date) (the "Election Deadline"), accompanied by the Certificates as to which such Election Form is being made or by an appropriate guarantee of delivery of such Certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States (provided that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery; failure to deliver shares of Company Common Stock covered by such guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by Buyer, in its sole discretion). For shares of Company Common Stock held in book entry form, Buyer shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to Company. If a holder of Company Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder's Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Company Common Stock held by such holder shall be designated Non-Election Shares. In addition, all Election Forms shall automatically be revoked, and all Certificates returned, if the Exchange Agent is notified in writing by Buyer and Company that this Agreement has been terminated. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

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            (c)  The allocation among the holders of shares of Company Common
Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as follows:

                  (i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash
            Consideration, and, subject to Section 2.03 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying
            (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration;

                  (ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

                        (A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.03 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

                        (B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 2.03 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such

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                  holder's Cash Election Shares being converted into the
                  right to receive the Cash Consideration.

      Section 2.05  Exchange Procedures.

            (a) On or before the Closing Date, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II ("New Certificates") and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article II (including the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock) (such cash and New Certificates, being hereinafter referred to as the "Exchange Fund").

            (b)  As promptly as practicable, but in any event no later than five
(5) Business Days following the Effective Time, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 2.01, 2.03 and 2.04 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.05(b), each Certificate (other than Certificates representing Treasury Stock) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 2.01, 2.03 and 2.04 and any unpaid dividends and distributions thereon as provided in paragraph (c) of this Section 2.05. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) and any unpaid dividends and distributions payable to holders of Certificates.

            (c) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.05. After the surrender of a Certificate in accordance with this Section 2.05, the record

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holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate. None of Buyer, Company or the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.05, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

            (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for six (6) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not theretofore complied with Section 2.05(b) shall thereafter look only to the Surviving Entity for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

            (f) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

      Section 2.06 Anti-Dilution Provisions. In the event Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio and, if applicable, the Cash Consideration shall be proportionately and appropriately adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction or (ii) Buyer issues employee or director stock grants or similar equity awards.

      Section 2.07 Options. Each option to purchase Company Common Stock (collectively, the "Options") granted under Company's 1996 Stock Option Plan or Company's 2004 Equity Incentive Plan (collectively, the "Company Option Plan"), whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, be canceled and, on the Closing Date, Company or Company Bank shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in such Option and (ii) the excess, if any, of the Cash Consideration over the exercise price per share of Company Common Stock provided for in such Option, which cash payment shall be made without interest and shall be net of all applicable withholding taxes. Prior to the Closing Date, Company shall use its reasonable best efforts to obtain the written acknowledgment of each holder of a then-outstanding Option with respect to the termination of the Option and the payment for such Option in accordance with the terms of this Section 2.07. At the Effective Time, Company Option Plan shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company shall be of no further force and effect and shall be deemed to be deleted.

                                  ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

      Section 3.01 Making of Representations and Warranties. Except as set forth in the Company Disclosure Schedule, Company and Company Bank hereby represent and warrant, jointly and severally, to Buyer that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Article III), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date. No representation or warranty of Company contained in this Article III shall be deemed untrue or incorrect, and Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article III, has had or would reasonably be expected to have a Material Adverse Effect; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 3.02, 3.03, 3.04(a), 3.05, 3.06, and 3.14(f), which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

      Section 3.02  Organization, Standing and Authority.

            (a) Company is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Company has full corporate power and authority to carry on its business as now conducted. Company is duly licensed or qualified to do business in the Commonwealth of Massachusetts and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

            (b) Company Bank is a Massachusetts-chartered trust company duly organized, validly existing and in good standing under the laws of Massachusetts. Company Bank's deposits are insured by the FDIC in the manner and to the full extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Company Bank when due.

      Section 3.03 Capital Stock. The authorized capital stock of Company consists solely of not less than 5,000,000 shares of Company Common Stock, of which (i) 4,062,353 shares are outstanding as of the date hereof, (ii) 164,274 shares are held in treasury, (iii) no shares are held by Company Subsidiaries, and (iv) 227,690 shares are reserved for future issuance pursuant to outstanding Options granted under the Company Option Plan. The outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Company Disclosure Schedule 3.03 sets forth a true and complete list of all outstanding Options under the Company Option Plan, the name of each holder thereof, the number of shares purchasable or acquirable thereunder or upon conversion or exchange thereof and (if any) the per share exercise or conversion price or exchange rate of each Option. There are no options, warrants or other similar rights, convertible or exchangeable securities, "phantom stock" rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Company is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company's Subsidiaries or obligating Company or any of Company's Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company's Subsidiaries other than those listed in Company Disclosure Schedule 3.03. All shares of Company Common Stock subject to issuance as set forth in this Section 3.03 or Company Disclosure Schedule 3.03 shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Company or any of Company's Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company

Common Stock or capital stock of any of Company's Subsidiaries or any other securities of Company or any of Company's Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company's voting rights, charges or other encumbrances of any nature whatsoever, except as set forth in Company Disclosure Schedule 3.03.

      Section 3.04  Subsidiaries.

            (a) (i) Company Disclosure Schedule 3.04 sets forth a complete and accurate list of all of Company's Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) except as set forth on Company Disclosure Schedule 3.04, Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Company's Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right or otherwise,
(iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (v) there are no contracts, commitments, understandings or arrangements relating to Company's rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by Company, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Company free and clear of all Liens.

            (b) Except as set forth on Company Disclosure Schedule 3.04 or Company Disclosure Schedule 3.18, Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

            (c) Each of Company's Subsidiaries has been duly organized and qualified and is in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Company Disclosure Schedule 3.04.

      Section 3.05 Corporate Power; Minute Books. Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Company's shareholders of this Agreement. The minute books of Company and each of its Subsidiaries contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of Company and each of its Subsidiaries and the Board of the Directors of Company (including committees of Company's Board of Directors) and each of its Subsidiaries.

      Section 3.06 Corporate Authority. Subject only to the approval of this Agreement by the holders of at least two-thirds of the outstanding shares of Company Common Stock ("Requisite Company Shareholder Approval"), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Company and Company's Board of Directors on or prior to the date hereof. Company's Board of Directors has directed that this Agreement be submitted to Company's shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Company Shareholder Approval in accordance with the General Laws of Massachusetts, Company's Articles of Incorporation and Bylaws, no other vote of the shareholders of Company is required by law, the Articles of Incorporation of Company, the Bylaws of Company or otherwise to approve this Agreement and the transactions contemplated hereby. Company and Company Bank each has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

      Section 3.07  Regulatory Approvals; No Defaults.

            (a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the Massachusetts Division of Banks and the Massachusetts Board of Bank Incorporation, (ii) the filing and effectiveness of the Registration Statement with the SEC, (iii) the approval of this Agreement by the holders of two-thirds of the outstanding shares of Company Common Stock; and (iv) the approval of the Plan of Bank Merger by a majority of the outstanding shares of Company Bank's common stock. As of the date hereof, Company is not aware of any reason why the approvals set forth above and referred to in Section 6.01(b) will not be received in a timely manner.

            (b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in Section 3.06 and the immediately preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Company and Company Bank, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws (or similar governing documents) of Company or Company Bank, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or Company Bank, or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Company or Company Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or Company Bank is a party, or by which it or any of its properties or assets may be bound or affected.

      Section 3.08  SEC Documents; Financial Reports; and Regulatory Reports.

            (a) Company's Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2006 (the "Company 2006 Form 10-K"), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by Company or any of its Subsidiaries subsequent to December 31, 2001 under the Securities Act of 1933, as amended (the "Securities Act"), or under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "Company SEC Documents"), with the SEC, and each of the Company SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of the date on which such Company SEC Document was filed or will be filed with the SEC, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent consolidated balance sheet of Company and its Subsidiaries (the "Company Balance Sheet") contained in Company's Form 10-Q for the quarterly period ended June 30, 2007 and, except for liabilities reflected in Company SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since June 30, 2007 (the "Company Balance Sheet Date"), neither Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

            (b) Except as set forth on Company Disclosure Schedule 3.08(b), Company and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of The NASDAQ Stock Market. The Company (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (3) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of Company's Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company's internal control over financial reporting. Since January 1, 2004, Company has disclosed any material weakness (as defined by applicable rules under the Exchange Act) in its internal control over financial reporting and its conclusions regarding the effectiveness of its disclosure controls and procedures to the extent and in the manner required to be disclosed in the reports that Company files or submits under the Exchange Act.

            (c) Except as set forth in Company Disclosure Schedule 3.08(c), since December 31, 2001, Company and its Subsidiaries have duly filed with the FRB, the FDIC, the Massachusetts Division of Banks and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all respects complete and accurate and in compliance with the requirements of applicable laws and regulations.

      Section 3.09 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed prior to the date hereof or in Company Disclosure Schedule 3.09, or as otherwise expressly permitted or expressly contemplated by this Agreement, since Company Balance Sheet Date, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company, and to the Knowledge of Company, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Company in the future, (ii) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by Company's independent accountants, (iii) any entry by Company or any of its Subsidiaries into any contract or commitment of
(A) more than $100,000 or (B) $50,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business,
(iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries, (vi) any material election made by Company or any of its Subsidiaries for federal or state income tax purposes, (vii) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect, (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

      Section 3.10  Legal Proceedings.

            (a) Other than as set forth in Company Disclosure Schedule 3.10, there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company's Knowledge, threatened against Company or any of its Subsidiaries.

            (b) Neither Company nor any of its Subsidiaries is a party to any, nor are there any pending or, to Company's Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Company or any of its Subsidiaries in which, to Company's Knowledge, there is a reasonable probability of any material recovery against or other Material Adverse Effect on Company or which challenges the validity or propriety of the transactions contemplated by this Agreement.

            (c) There is no injunction, order, judgment or decree imposed upon Company or any of its Subsidiaries, or the assets of Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

      Section 3.11  Compliance With Laws.

            (a) Other than as set forth in Company Disclosure Schedule 3.11, Company and each of its Subsidiaries is and since December 31, 2003 has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA Patriot Act and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

            (b) Company and each of its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company's Knowledge, no suspension or cancellation of any of them is threatened; and

            (c) Other than as set forth in Company Disclosure Schedule 3.11, neither Company nor any of its Subsidiaries has received, since December 31, 2004, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Company's Knowledge, do any grounds for any of the foregoing exist).

      Section 3.12  Material Contracts; Defaults.

            (a) Other than as set forth in Company Disclosure Schedule 3.12, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries, (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Company and or Subsidiaries;
(v) which provides for payments to be made by Company or any of its Subsidiaries upon a change in control thereof; (vi) which provides for the lease of personal property having a value in excess of $25,000 individually or $100,000 in the aggregate; (vii) which relates to capital expenditures and involves future payments in excess of $10,000 individually or $50,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company's business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; or (x) which materially restricts the conduct of any business by Company of any of its Subsidiaries (collectively, "Material Contracts"). Company has previously delivered to Buyer or Buyer Bank true, complete and correct copies of each such document.

            (b) Neither Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Company is currently outstanding.

      Section 3.13 Brokers. Neither Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc. in accordance with the terms of a letter agreement between Keefe, Bruyette & Woods, Inc. and

Company, a true, complete and correct copy of which has been previously delivered by Company to Buyer or Buyer Bank.

      Section 3.14  Employee Benefit Plans.

            (a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Company or any of its Subsidiaries (the "Company Employees") and current or former directors of Company or any of its Subsidiaries including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Company Benefit Plans"), are identified in Company Disclosure Schedule 3.14. True and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, have been made available to Buyer or Buyer Bank.

            (b) All Company Benefit Plans other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Company Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Company Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Company Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and Company is not aware of any circumstance that could reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. There is no pending or, to Company's Knowledge, threatened litigation relating to the Company Benefit Plans. Other than as set forth in Company Disclosure Schedule 3.14, neither Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan or Company Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

            (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, any of its Subsidiaries or any entity which is considered one employer with Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). None of Company or any ERISA Affiliate has contributed to (or been obligated to contribute to) a "multiemployer plan" within the meaning of Section 3(37) of ERISA at any time during the six-year period ending on the Closing Date, and neither Company nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

            (d) All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the financial statements of Company. No Company Pension Plan or single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

            (e) Other than as set forth in Company Disclosure Schedule 3.14, neither Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder.

            (f) Other than as set forth in Company Disclosure Schedule 3.14, the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not
(i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans, or (vi) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

            (g) Company Disclosure Schedule 3.14 includes the Severance Pay Plan of Slade's Ferry Trust Company in effect as of the date of this Agreement and provides a true and correct schedule of the severance payments that would be due to each employee who would be eligible to receive severance benefits thereunder upon termination of employment after the Effective Time, assuming for this purpose that the Effective Time occurs after January 31, 2008. Company Disclosure Schedule 3.14 sets forth a true and correct copy of the interpretation of the Severance Pay Plan that the Plan Administrator of the Severance Pay Plan adopted on or before the date of this Agreement.

            (h) Each Company Benefit Plan that is a deferred compensation plan is in substantial compliance with Section 409A of the Code, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance with the requirements of Section 409(a)(4) of the Code, to the extent applicable. Neither Company nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Company Benefit Plan or (ii) has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

            (i) Company Disclosure Schedule 3.14 contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of Company or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule.

      Section 3.15 Labor Matters. Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company's Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company's Knowledge, threatened, nor is Company aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

      Section 3.16  Environmental Matters.

            (a) Other than as set forth in Company Disclosure Schedule 3.16, to Company's Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Company or any of its Subsidiaries, or any property in which Company or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role ("Company Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law. Company Disclosure Schedule 3.16 lists each ASTM 1527-05 Phase I environmental assessment ("Phase I Assessment") and Phase II environmental assessment ("Phase II Assessment" and, together with the Phase I Assessments, the "Environmental Assessments") which, to Company's Knowledge, have been conducted on the properties listed on Company Disclosure
Schedule 3.28, copies of which Environmental Assessments have previously been delivered to Buyer.

            (b) Except as disclosed on Company Disclosure Schedule 3.16, Company and each of its Subsidiaries is in compliance with applicable Environmental Law.

            (c) Neither Company nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law.

            (d) Neither Company nor any of its Subsidiaries has any liability for Hazardous Substance disposal or contamination on any third party property which are in amounts or under conditions that require remediation or removal under applicable Environmental Law.

            (e) Neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) to Company's Knowledge, any written request for information reasonably indicating an investigation or other inquiry by any Government Authority concerning a possible violation of, or liability under, any Environmental Law.

            (f) Neither Company nor any of its Subsidiaries is, or has been, subject to any order, decree or injunction relating to a violation of any Environmental Law.

            (g) Except as disclosed on Company Disclosure Schedule 3.16, to Company's Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Company, any of its Subsidiaries, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against Company or any of its Subsidiaries,
(ii) result in any restriction on the ownership, use, or transfer of any property, or (iii) adversely affect the value of any Company Loan Property.

            (h) Company has delivered to Buyer copies of all environmental reports, studies, sampling data, correspondence, filings and other information in its possession or reasonably available to it relating to environmental conditions at or on any real property (including buildings or other structures) currently or formerly owned or operated by Company or any of its Subsidiaries or any Company Loan Property.

            (i) There is no litigation pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, or affecting any property now or formerly owned or used by Company or any of its Subsidiaries, or affecting any Company Loan Property, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Substance, whether or not occurring at, on or involving a Company
Loan Property.

            (j) Except as disclosed on Company Disclosure Schedule 3.16, to Company's Knowledge, there are no underground storage tanks on, in or under any property currently owned or operated by Company or any of its Subsidiaries, or any Company Loan Property and, to the Knowledge of Company, no underground storage tank has been closed or removed from any Company Loan Property except in compliance with Environmental Law.

      Section 3.17  Tax Matters.

            (a) Company and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Except as set forth in Company Disclosure
Schedule 3.17, Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Company and which Company is contesting in good faith. Company is not the beneficiary of any extension of time within which to file any Tax Return, and neither Company nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries.

            (b) Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

            (c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Company are pending with respect to Company. Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company.

            (d) Company has provided Buyer or Buyer Bank with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Company for taxable periods ended December 31, 2006, 2005 and 2004. Company has delivered to Buyer or Buyer Bank correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by any of Company filed for the years ended December 31, 2006, 2005 and 2004. Company has timely and properly taken such actions in response to and in compliance with notices Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

            (e) Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (f) Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code
Section 6662. Company is not a party to or bound by any Tax allocation or sharing agreement. Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (g) The unpaid Taxes of Company (i) did not, as of the end of the most recent period covered by Company's call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in Company's call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns. Since the end of the most recent period covered by Company's call reports filed prior to the date hereof, Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

            (h) Company shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period
(or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

            (i) Company has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

      Section 3.18 Investment Securities. Company Disclosure Schedule 3.18 sets forth as of September 30, 2007 the investment securities, mortgage backed securities and securities held for sale of Company, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates.

      Section 3.19  Derivative Transactions.

            (a) All Derivative Transactions entered into by Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

            (b) Except as set forth in Company Disclosure Schedule 3.19, no Derivative Transaction, were it to be a Loan held by Company, would be classified as "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import. Each such Derivative Transaction is listed on Company Disclosure Schedule 3.19, and the financial position of Company under or with respect to each has been reflected in the books and records of Company in accordance with GAAP consistently applied and no open exposure of Company with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $25,000.

      Section 3.20 Regulatory Capitalization. Company Bank is, and immediately after the Effective Time will be, "well capitalized," as such term is defined in the rules and regulations promulgated by the FDIC. Company is, and immediately prior to the Effective Time will be, "well capitalized" as such term is defined in the rules and regulations promulgated by the FRB.

      Section 3.21  Loans; Nonperforming and Classified Assets.

            (a) Except as set forth in Company Disclosure Schedule 3.21, as of the date hereof, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), under the terms of which the obligor was, as of June 30, 2007, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, Executive Officer or five percent or greater shareholder of Company or any of its Subsidiaries, or to the Knowledge of Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Company Disclosure Schedule 3.21 identifies (x) each Loan that as of September 30, 2007 was classified as "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import by Company, Company Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Company that as of September 30, 2007 was classified as other real estate owned ("OREO") and the book value thereof as of the date of this Agreement.

            (b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be,
(ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (c) All currently outstanding Loans were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and Company Bank's lending policies at the time of origination of such Loans, and the loan documents with respect to each such Loan are complete and correct. There are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in the written records of Company Bank. Other than loans pledged to the Federal Home Loan Bank of Boston, all such Loans are owned by Company Bank free and clear of any Liens. No claims of defense as to the enforcement of any Loan have been asserted in writing against Company Bank for which there is a reasonable possibility of an adverse determination, and each of Company and Company Bank is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to Company Bank. None of the Loans are presently serviced by third parties, and there is no obligation which could result in any Loan becoming subject to any third party servicing.

            (d) Neither Company nor Company Bank is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company to repurchase from any such Person any Loan or other asset of Company or Company Bank.

      Section 3.22 Trust Business; Administration of Fiduciary Accounts. Company and Company Bank do not engage in any trust business, nor does either administer or maintain accounts for which either acts as fiduciary (other than individual retirement accounts and Keogh accounts), including, but not limited to, accounts for which either serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

      Section 3.23 Investment Management and Related Activities. Except as set forth on Company Disclosure Schedule 3.23, none of Company, any of its Subsidiaries or Company's or its Subsidiaries' directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

      Section 3.24 Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

      Section 3.25 Deposit Insurance. The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act ("FDIA") to the full extent permitted by law, and each Subsidiary has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Company, threatened.

      Section 3.26 CRA, Anti-money Laundering and Customer Information Security. Neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Company is not aware of, and none of Company and its Subsidiaries has been advised of, or has any reason to believe (because the

Company Bank's Home Mortgage Disclosure Act data for the year ended December 31, 2006, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than "satisfactory"; or (ii) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the Board of Directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act.

      Section 3.27 Transactions with Affiliates. Except as set forth in Company Disclosure Schedule 3.27, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer or other Affiliate of Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons' employment or service as a director with Company or any of its Subsidiaries. Except as set forth in Company Disclosure Schedule 3.27, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, Executive Officers or other Affiliates. All agreements between Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

      Section 3.28  Tangible Properties and Assets.

            (a) Company Disclosure Schedule 3.28 sets forth a true, correct and complete list of all real property owned by Company and each of its Subsidiaries. Except as set forth in Company Disclosure Schedule 3.28, and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Company or its Subsidiary has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

            (b) Company Disclosure Schedule 3.28 sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Company uses or occupies or has the right to use or occupy, now or in the future, real property (the "Leases"). Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Company or any of its Subsidiaries of, or material default by Company or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease, and to Company's Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on Company Disclosure Schedule 3.28, there is no pending or, to Company's Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Company and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases.

      Section 3.29 Intellectual Property. Company Disclosure Schedule 3.29 sets forth a true, complete and correct list of all Company Intellectual Property. Company or its Subsidiaries owns or has a valid license to use all Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Company as currently conducted. The Company Intellectual Property owned by Company, and to the Knowledge of Company, all other Company Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of Company Intellectual Property. To the Knowledge of Company, the conduct of the business of Company or any of its Subsidiaries does not violate, misappropriate or infringe upon the intellectual property rights of any third party. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any of Company Intellectual Property.

      Section 3.30  Insurance.

            (a) Company Disclosure Schedule 3.30 identifies all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries, other than credit-life policies (the "Insurance Policies"), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $25,000. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, and neither Company nor any of its Subsidiaries is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

            (b) Company Disclosure Schedule 3.30 sets forth a true, correct and complete description of all bank owned life insurance ("BOLI") owned by Company or its Subsidiaries, including the value of BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the Company Financial Statements in accordance with GAAP.

      Section 3.31 Antitakeover Provisions. No "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

      Section 3.32 Fairness Opinion. The Board of Directors of Company has received the written opinion of Keefe, Bruyette & Woods, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

      Section 3.33 Proxy Statement-Prospectus. As of the date of the Proxy Statement-Prospectus and the date of the meeting of the shareholders of Company to which such Proxy Statement-Prospectus relates, the Proxy Statement-Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date; provided, further, that no representation and warranty is made with respect to information relating to Buyer or Buyer Bank included in the Proxy Statement-Prospectus pursuant to
Section 4.10 hereof.

      Section 3.34 Transaction Costs. Company Disclosure Schedule 3.34 sets forth attorneys' fees, investment banking fees, accounting fees, and other costs or fees that Company and its Subsidiaries have accrued through September 30, 2007, and to Company's Knowledge as of this date, a reasonable good faith estimate of such costs and fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement.

      Section 3.35 Disclosure. The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

                                  ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF BUYER

      Section 4.01 Making of Representations and Warranties. Except as set forth in the Buyer Disclosure Schedule, Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Company that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article
IV), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date. No representation or warranty of Buyer contained in this Article IV shall be deemed untrue or incorrect, and Buyer shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article IV, has had or would reasonably be expected to have a Material Adverse Effect; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 4.02, 4.03 and 4.04, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

      Section 4.02 Organization, Standing and Authority. Buyer is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the Commonwealth of Massachusetts and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. Buyer Bank is a Massachusetts-chartered bank and trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Buyer Bank's deposits are insured by the FDIC in the manner and to the full extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the FHLB.

      Section 4.03 Corporate Power; Minute Books. Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of Buyer and Buyer Bank contain true, complete and accurate records of all meetings and other corporate actions held or taken by the shareholders of Buyer and the Board of Directors of Buyer (including committees of the Buyer's Board of Directors).

      Section 4.04 Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer on or prior to the date hereof. Buyer has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company, this Agreement is a valid and legally binding obligation of Buyer, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

      Section 4.05  SEC Documents; Financial Reports; and Regulatory Reports.

            (a) Buyer's Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2006 (the "Buyer 2006 Form 10-K"), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by Buyer or any of its Subsidiaries subsequent to December 31, 2001 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the "Buyer SEC Documents"), with the SEC, and each of the Buyer SEC

Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of the date on which such Buyer SEC Document was filed or will be filed with the SEC, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent consolidated balance sheet of Buyer and its Subsidiaries contained in Buyer's Form 10-Q for the quarterly period ended June 30, 2007 and, except for liabilities reflected in Buyer SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since June 30, 2007, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

            (b) Buyer and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of Nasdaq. Buyer (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (3) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Buyer Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer's internal control over financial reporting. Since January 1, 2004, Buyer has disclosed any material weakness (as defined by applicable rules under the Exchange Act) in its internal controls over financial reporting and its conclusions regarding the effectiveness of its disclosure controls and procedures to the extent and in the manner required to be disclosed in the reports that Buyer files or submits under the Exchange Act.

            (c) Since December 31, 2001, Buyer and its Subsidiaries have duly filed with the FRB, the FDIC, the Massachusetts Division of Banks and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all respects complete and accurate in compliance with the requirements of applicable laws and regulations.

      Section 4.06  Regulatory Approvals; No Defaults.

            (a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or affiliates in connection with the execution, delivery or performance by Buyer of this Agreement, or to consummate the transactions contemplated hereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by, the FDIC, the FRB the Massachusetts Division of Banks and the Massachusetts Board of Bank Incorporation, and (ii) the filing and effectiveness of the Registration Statement with the SEC. As of the date hereof, Buyer is not aware of any reason why the approvals set forth above will not be received in a timely manner.

            (b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries or affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries or affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries or affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected.

      Section 4.07 Absence of Certain Changes or Events. Except as reflected in Buyer's unaudited balance sheet as of June 30, 2007 or in the Buyer SEC Documents, since June 30, 2007, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Buyer or its Subsidiaries.

      Section 4.08  Compliance with Laws.

            (a) Buyer and each of its Subsidiaries is and since December 31, 2003 has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA Patriot Act and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

            (b) Buyer and each of its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer's Knowledge, no suspension or cancellation of any of them is threatened; and

            (c) Other than as set forth in Buyer Disclosure Schedule 4.08, neither Buyer nor any of its Subsidiaries has received, since December 31, 2001, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Buyer's Knowledge, do any grounds for any of the foregoing exist).

      Section 4.09 Financial Ability. On the Effective Date, Buyer will have all funds necessary to consummate the Merger and pay the aggregate Cash Consideration pursuant to Section 2.01 hereof.

      Section 4.10 Proxy Statement-Prospectus Information; Registration Statement. As of the date of the Proxy Statement-Prospectus and the date of the meeting of the shareholders of Company to which such Proxy Statement-Prospectus relates, the Proxy Statement-Prospectus and the registration statement on Form S-4 (the "Registration Statement") prepared pursuant to Section 5.05 will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that that information as of a later date shall be deemed to modify information as of an earlier date; provided, further, that no representation and warranty is made with respect to information relating to Company or Company Bank included in the Proxy Statement-Prospectus pursuant to Section 3.33 hereof.

      Section 4.11  Legal Proceedings.

            (a) Other than as set forth in Buyer Disclosure Schedule 4.11, there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Buyer's Knowledge, threatened against Buyer or any of its Subsidiaries.

            (b) Neither Buyer nor any of its Subsidiaries is a party to any, nor are there any pending or, to Buyer's Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Buyer or any of its Subsidiaries in which, to Buyer's Knowledge, there is a reasonable probability of any material recovery against or other Material Adverse Effect on Buyer or which challenges the validity or propriety of the transactions contemplated by this Agreement.

            (c) There is no injunction, order, judgment or decree imposed upon Buyer or any of its Subsidiaries, or the assets of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

      Section 4.12 Brokers. None of Buyer, Buyer Bank or any of their officers or trustees has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Buyer has engaged, and will pay a fee or commission to, Robert W. Baird & Co. in accordance with the terms of a letter agreement between Robert W. Baird & Co. and Buyer.

      Section 4.13  Employee Benefit Plans.

            (a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Buyer or any of its Subsidiaries and current or former directors of Buyer or any of its Subsidiaries including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Buyer Benefit Plans"), including, but not limited to, any trust instruments and insurance contracts forming a part of any Buyer Benefit Plans and all amendments thereto, have been made available to Company.

            (b) All Buyer Benefit Plans, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Buyer Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Buyer Pension Plan") and which is intended to be qualified under Section
401(a) of the Code, has received a favorable determination letter from the IRS, and Buyer is not aware of any circumstance that could reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of such Buyer Pension Plan under Section 401(a) of the Code. There is no pending or, to Buyer's Knowledge, threatened litigation relating to the Buyer Benefit Plans. Neither Buyer nor any of its Subsidiaries has engaged in a transaction with respect to any Buyer Benefit Plan or Buyer Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Buyer or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

            (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Buyer or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Buyer, any of its Subsidiaries or any ERISA Affiliate. Neither Buyer nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Buyer Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

            (d) All contributions required to be made with respect to all Buyer Benefit Plans have been timely made or have been reflected on the financial statements of Buyer. No Buyer Pension Plan or single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

      Section 4.14 Labor Matters. Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Buyer's Knowledge threatened, asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Buyer's Knowledge, threatened, nor is Buyer aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

      Section 4.15  Tax Matters.

            (a) Buyer and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Buyer is not the beneficiary of any extension of time within which to file any Tax Return, and neither Buyer nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or any of its Subsidiaries.

            (b) Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

            (c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Buyer are pending with respect to Buyer. Buyer has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Buyer has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Buyer.

            (d) Buyer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (e) The unpaid Taxes of Buyer (i) did not, as of the end of the most recent period covered by Buyer's call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in Buyer's call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Buyer in filing its Tax Returns. Since the end of the most recent period covered by Buyer's call reports filed prior to the date hereof, Buyer has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

      Section 4.16 Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

                                  ARTICLE V.

                                   COVENANTS

      Section 5.01 Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, Company shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. Company will use its reasonable best efforts to (i) preserve its business organization intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of Company and its Subsidiaries and (iii) preserve for itself and Buyer the goodwill of the customers of Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Buyer, neither Company nor any of its Subsidiaries shall:

            (a) Stock. Other than pursuant to stock options or stock-based awards outstanding as of the date hereof and listed on the Company Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, or any securities (including units of beneficial ownership interest in any partnership or limited liability company), (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing Rights, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

            (b) Dividends; Etc. (i) Declare, set aside or pay any dividends on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock, except (x) dividends by Subsidiaries of Company to such Subsidiary's parent or another Subsidiary of Company and (y) the regular quarterly dividends on Company Common Stock in the amount of no more than $0.09 per share of Company Common Stock.

            (c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Company or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in compensation to non-Executive Officers in the ordinary course of business consistent with past practice, provided that no such increase shall exceed four percent (4%) of an individual's current annual compensation, (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Company Disclosure Schedule 5.01(c), if any, or
(iv) payment of bonuses to such individuals with respect to service in 2007 in such amounts as are listed on Company Disclosure Schedule 5.01(c) by Company or Company Bank under Company Benefit Plans at the earlier of the Closing Date or the time that payments would be made in the ordinary course in accordance with past practices under each such Company Benefit Plan.

            (d) Hiring; Promotions. (i) Hire any person as an employee of Company or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $75,000 to fill vacancies that may arise from time to time in the ordinary course of business, or (ii) promote any employee, except to satisfy contractual obligations existing as of the date hereof and set forth on Company Disclosure Schedule 5.01(d), if any.

            (e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with respect thereto with Buyer, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Company Disclosure
Schedule 5.01(e)), any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Company or any of its Subsidiaries.

            (f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set on Company Disclosure
Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice.

            (g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties.

            (h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

            (i)  Capital Expenditures. Except as set forth on Company Disclosure
Schedule 5.01(i), make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

            (j) Governing Documents. Amend Company's Articles of Incorporation or Bylaws or any equivalent documents of Company's Subsidiaries.

            (k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

            (l) Contracts. Except as set forth on Company Disclosure Schedule 5.01(l), enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.

            (m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of Company or any of its Subsidiaries.

            (n) Banking Operations. Enter into any new material line of business; change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

            (o)  Derivatives Transactions. Enter into any Derivatives
Transactions.

            (p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits or federal funds purchased, in each case in the ordinary course of business consistent with recent past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

            (q) Investment Securities. Acquire (other than (i) by way of foreclosures or acquisitions in a bona fide fiduciary capacity, (ii) in satisfaction of debts previously contracted in good faith, or (iii) investments having maturities of one year or less and rated A-1 or P-1 or better by Standard & Poor's Corporation or Moody's Investors Service, Inc., respectively, in each case in the ordinary course of business consistent with recent past practice), sell or otherwise dispose of any debt security or equity investment.

            (r) Loans. Make or renew any loan, loan commitment, letter of credit or other extension of credit other than in the ordinary course of business consistent with recent past practice.

            (s) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure.

            (t) Taxes. Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that, for purposes of this subsection (t), "material" shall mean affecting or relating to $50,000 or more of taxable income.

            (u) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Company under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits.

            (v) Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

            (w) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(ii) any of the conditions to the Merger set forth in Article V not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

            (x) Dividend Reinvestment and Common Stock Purchase Plan. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except that Company may cause the plan administrator of Company's Dividend Reinvestment and Common Stock Purchase Plan (the "DRSPP") to purchase shares of Company Common Stock in the open market or in one or more privately negotiated transactions with any person who is not an affiliate of Company.

            (y) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

      Section 5.02 Covenants of Buyer. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Company, Buyer will not, and will cause each of its Subsidiaries not to:

            (a) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) a delay in the consummation of the Merger or the transactions contemplated by this Agreement,
(ii) any impediment to Buyer's ability to consummate the Merger or the transactions contemplated by this Agreement, (iii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iv) any of the conditions to the Merger set forth in Article VI not being satisfied, or (v) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

            (b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

      Section 5.03 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the transactions, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

      Section 5.04 Shareholder Approval. Company agrees to take, in accordance with applicable law, the rules of the National Association of Securities Dealers, Inc., the Articles of Incorporation of Company and the Bylaws of Company, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Company's shareholders in order to permit consummation of the transactions contemplated hereby (including any adjournment or postponement, the "Company Meeting") and, subject to Section 5.09(a), shall take all lawful action to solicit such approval by such shareholders. Company agrees to use its best efforts to convene the Company Meeting within forty-five
(45) days following the time when the Registration Statement becomes effective. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting. The Board of Directors of Company shall at all times prior to and during the Company Meeting recommend adoption of this Agreement by the shareholders of Company and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to Buyer or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.09(a) (a "Change in Recommendation"). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of Company for their approval at Company Meeting and nothing contained herein shall be deemed to relieve Company of such obligation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Vote, Company will not adjourn or postpone the Company Meeting unless Company is advised by counsel that failure to do so would result in a breach of the U.S. federal securities laws or fiduciary duties of Company's Board of Directors. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably required by Buyer.

      Section 5.05  Registration Statement; Proxy Statement-Prospectus.

            (a) Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Company constituting a part thereof (the "Proxy Statement-Prospectus") and all related documents). Each of Buyer and Company agree to use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use reasonable best efforts to obtain any necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to cooperate with Buyer and Buyer's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Financial Advisor and Company's independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its expense, shall promptly mail the Proxy Statement-Prospectus to its shareholders.

            (b) Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

            (c) The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each party will notify the other party promptly upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Registration Statement, the Proxy Statement-Prospectus, or for any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement-Prospectus, the Merger or any other filing. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Company and Buyer shall use their reasonable best efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to Company's shareholders such amendment or supplement. Buyer shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by Company's shareholders who may be Affiliates of Company or Buyer pursuant to Rule 145 under the Securities Act.

            (d) Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide Company and its counsel with a copy of all such filings made with the SEC. Until such time as the Board of Directors of Company takes any of the actions with respect to an Acquisition Proposal permitted pursuant to Section
5.09 of this Agreement, Company will provide Buyer and its counsel with a reasonable opportunity to review and comment on the Proxy Statement-Prospectus and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide Buyer and its counsel with a copy of all such filings made with the SEC.

      Section 5.06  Regulatory Filings; Consents.

            (a) Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the Merger to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries (together, the "Burdensome Conditions"). Buyer and Company will furnish each other and each other's counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer and Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

            (b) Company will notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications received by Company or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives) and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives). With respect to any of the foregoing, Company will consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

            (c) Buyer will notify Company promptly and shall promptly furnish Company with copies of notices or other communications received by Buyer or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its Representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its Representatives), and
(iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives).

      Section 5.07 Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. Without limiting the reach of the preceding sentence, Buyer and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the transactions contemplated hereby.

      Section 5.08  Access; Information.

            (a) Company and Buyer agree that upon reasonable notice and subject to applicable laws relating to the exchange of information, each shall afford the other party and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information relating to it as the other party may reasonably request and, during such period, shall furnish promptly to the other party all information concerning its business, properties and personnel as the other party may reasonably request.

            (b) No investigation by a party hereto or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby.

      Section 5.09  No Solicitation by Company.

            (a) The Company and its Subsidiaries shall immediately cease, and Company and its Subsidiaries shall use their reasonable best efforts to cause each of their respective representatives to, immediately cease any discussions or negotiations with any parties conducted prior to the date hereof with respect to an Acquisition Proposal. Except as permitted by this Section 5.09, after the execution and delivery of this Agreement, Company and its directors, officers and Subsidiaries shall not, and shall use its reasonable best efforts to cause each of its and its Subsidiaries' representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to a Acquisition Proposal to, any Person that has made or, to the Knowledge of Company, is considering making an Acquisition Proposal, or
(iii) engage in discussions regarding an Acquisition Proposal with any Person that has made, or, to Company's Knowledge, is considering making, an Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 5.09.

            (b) Notwithstanding Section 5.09(a), prior to the time, but not after, the Requisite Company Shareholder Approval is obtained, if Company receives a written and unsolicited Acquisition Proposal that the Board of Directors of Company reasonably believes to be credible, which the Board of Directors of Company determines in good faith (after consultation with its financial advisors and outside counsel) is or could reasonably be expected to result in a Superior Proposal, Company may take the following actions: (1) furnish nonpublic information to the Person making such Acquisition Proposal, but only if (A) prior to so furnishing such information, Company has entered into a customary confidentiality agreement with such Person, and (B) all such information has previously been provided to Buyer or is provided to Buyer prior to or contemporaneously with the time it is provided to the Person making such Acquisition Proposal or such Person's representatives, and (2) engage or participate in any discussions or negotiations with such Person with respect to the Acquisition Proposal. Company promptly (and in any event within 48 hours) shall advise Buyer orally and in writing of the receipt of (i) any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal and the material terms of such proposal (including the identity of the party making such proposal and, if applicable, copies of any documents or correspondence evidencing such proposal), and (ii) any request for non-public information relating to Company or any of its Subsidiaries other than requests for information not reasonably expected to be related to an Acquisition Proposal. Company shall, thereafter, keep Buyer reasonably informed on a reasonably current basis of the status of any such Acquisition Proposal (including any material change to the terms thereof).

            (c) Except as provided in Section 5.09(d), Board of Directors of Company shall not (i) withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Buyer, its recommendation referred to in Section 5.04, or (ii) approve or recommend (or publicly propose to approve or recommend ) any Acquisition Proposal (it being understood that Company's Board of Directors may take no position with respect to an Acquisition Proposal that takes the form of a tender offer until the close of business as of the tenth Business Day after the commencement of such tender offer pursuant to Rule 14d-

2 under the Exchange Act without such action being considered an adverse modification). Company shall not, and its Board of Directors shall not allow Company to, and Company shall not allow any of Company's Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for customary confidentiality agreements permitted under Section 5.09(b)) relating to any Acquisition Proposal.

            (d) Notwithstanding anything to the contrary set forth in this Agreement, the Board of Directors of Company may, prior to but not after the time the Requisite Company Shareholder Approval is obtained, (i) make a Change in its recommendation referred to in Section 5.04 and/or (ii) terminate this Agreement pursuant to Section 7.01, in each case of clauses (i) or (ii), if the Board of Directors of Company has determined in good faith, after consulting with its outside counsel, that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable Law; provided that the Board of Directors may not take any such action in connection with an Acquisition Proposal unless (1) such Acquisition Proposal constitutes a Superior Proposal, (2) prior to terminating this Agreement pursuant to Section 7.01(g)(iii), Company provides prior written notice to Buyer at least three Business Days in advance (the "Notice Period") of its intention to take such action, which notice shall specify all material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal and copies of any documents or correspondence evidencing such Superior Proposal), and any material modifications to any of the foregoing, (3) during the Notice Period Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Buyer in good faith should Buyer propose to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute (in the good faith judgment of Company's Board of Directors) a Superior Proposal and (4) such Acquisition Proposal continues to constitute (in the good faith judgment of Company's Board of Directors) a Superior Proposal after taking into account any such amendments that Buyer shall have agreed to make prior to the end of the Notice Period.

            (e) Nothing contained in this Section 5.09 shall prohibit Company from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, (ii) making any disclosure to Company's shareholders if, after consultation with its outside legal counsel, Company determines that such disclosure would be required under applicable Law or (iii) informing any Person of the existence of the provisions contained in this Section 5.09.

      Section 5.10  Indemnification.

            (a) From and after the Effective Time, Buyer (the "Indemnifying Party") shall indemnify and hold harmless each present and former director and officer of Company, as applicable, determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred after the Effective Time in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of Company or is or was serving at the request of Company as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Company, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the full extent to which such Indemnified Parties would be entitled under the Bylaws of Company as in effect on the date of this Agreement as though such Bylaws continue to remain in effect after the Effective Time (subject to applicable Law). Buyer's obligations under this Section 5.10(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

            (b) Any Indemnified Party wishing to claim indemnification under this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

            (c) Prior to the Effective Time, Company shall and if Company is unable to, Buyer shall cause the Surviving Entity as of the Effective Time to obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors' and officers' liability) of Company's existing directors' and officers' insurance policies, and (ii) Company's existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as Company's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance (collectively, "D&O Insurance") with terms, conditions, retentions and limits of liability that are at least as favorable as Company's existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby) ; provided that in no event shall Company expend, or Buyer or the Surviving Entity be required to expend, for such "tail" policy a premium amount in excess of an amount (the "Maximum D&O Tail Premium") equal to (x) 225% of the annual premiums paid by Company for D & O Insurance in effect as of the date of this Agreement less (y) the premium credit, if any, to which Company is entitled on account of the Merger under the D&O Insurance in effect immediately prior to the Effective Time; provided further, that if the cost of such a tail policy exceeds the Maximum D&O Tail Premium, Company, Buyer or the Surviving Entity shall obtain a tail policy with the greatest coverage available for a cost not exceeding Maximum D&O Tail Premium.

            (d) If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 5.10.

      Section 5.11  Employees; Benefit Plans.

            (a) Buyer shall retain all Company Employees who accept employment with Buyer Bank under the terms and conditions specified by Buyer; provided, that continued retention by Buyer Bank of such employees subsequent to the Merger shall be subject to Buyer Bank's normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, Company and Company Bank agree that Buyer may enter into discussions with the Company Employees listed on Schedule 5.11(a) hereto regarding employment, consulting or other arrangements to be effective following the Merger.

            (b) Following the Closing Date, Buyer may choose to maintain any or all of Company Benefit Plans in its sole discretion. However, for any Company Benefit Plan terminated for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees shall be entitled to participate in such Buyer Benefit Plan to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in the Buyer Benefit Plans may occur, if at all, at different times with respect to different plans). Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time.

            (c) If employees of Company or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Buyer or Buyer Bank upon termination of such plan of Company or any of its Subsidiaries, Buyer shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Buyer or Buyer Bank, (ii) honor under such plans, other than plans funded with insurance, any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time for the plan year in which the Effective Time occurs.

            (d) With respect to each Company Benefit Plan subject to Section 409A of the Code, Company agrees to amend each such plan or cause each such plan to be amended to the extent, in Buyer's reasonable judgment, such an amendment is necessary to comply with Section 409A of the Code (or to cause such plan, in whole or in part, to avoid the application of Section 409A of the Code by preserving the terms of such plan, and the law in effect, for benefits earned and vested as of December 31, 2004) prior to the earlier of the Effective Time or the deadline imposed by the IRS. Such amendments shall be provided to Buyer and its counsel at least ten days prior to their proposed adoption by Company or Company Bank and shall be subject to the prior approval of Buyer, which shall not be unreasonably withheld.

            (e) During the one-year period commencing as of the date on which the Effective Time occurs, Buyer shall honor with respect to Company employees who commence employment as of the Effective Time with Buyer as contemplated by this Agreement the Severance Pay Plan of Slade's Ferry Bank (the "Company Severance Pay Plan") in connection with the termination of employment of any Company Employee (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments), in such amounts, at such times and upon such conditions as set forth in the Company Severance Pay Plan with respect to involuntary employment terminations for reasons other than cause that occur.

            (f) Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 5.11 is intended (i) to amend any Benefit Plan, (ii) interfere with Buyer's or the Surviving Entity's right from and after the Closing Date to amend or terminate any Benefit Plan or (iii) interfere with Buyer's or the Surviving Entity's right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant.

            (g) Upon Buyer's reasonable request, Company shall cooperate with Buyer to facilitate the termination, on or after the Closing Date, of each Company Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA, provided that such termination is effected in a manner that does not adversely affect such plan's qualification under Sections 401(a) and 501(a) of the Code. Buyer and Company shall use reasonable best efforts to effect such a termination and the associated distribution of all assets of each such terminated Company Benefit Plan. In no event shall the assets of any Company Benefit Plan terminated pursuant to this Section 5.16(g) be distributed in any form or at any time not approved in writing in advance by Buyer.

            (h) Company shall use reasonable best efforts to cause the "employee welfare benefit plan," within the meaning of Section 3(1) of ERISA, known as the Severance Pay Plan of Slade's Ferry Bank to be administered at all times in accordance with the requirements for exemption from Section 409A of the Code available under Treasury Regulation section 1.409A-1(b)(9)(iii).

            (i) Buyer and Company shall jointly develop and implement within thirty (30) days from the date of this Agreement retention arrangements for such Company Bank employees as Buyer and Company may mutually agree.

      Section 5.12 Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), Company will supplement or amend the Company Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in the Company Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to the Company Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Sections 6.02(a) or 6.03(a) hereof, as the case may be, or the compliance by Company or Buyer, as the case may be, with the respective covenants and agreements of such parties contained herein.

      Section 5.13 Current Information. During the period from the date of this Agreement to the Effective Time, Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of Buyer and to report the general status of the ongoing operations of Company and each of its Subsidiaries. Without limiting the foregoing, Company agrees to provide Buyer (i) a copy of each report filed by Company or any of its Subsidiaries with a Governmental
Authority within one (1) Business Day following the filing thereof, (ii) a consolidated balance sheet and a consolidated statement of operations, without related notes, within twenty-five (25) days after the end of each month, prepared in accordance with Company's current financial reporting practices, and (iii) regular updates of the information set forth in Schedule 5.13.

      Section 5.14 Board Packages. Company shall distribute a copy of any Company or Company Bank Board package, including the agenda and any draft minutes, to Buyer at the same time and in the same manner in which it distributes a copy of such package to the Board of Directors of Company or Company Bank, as the case may be; provided, however, that Company shall not be required to copy Buyer on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of Company or any other matter that Company's Board of Directors has been advised of by counsel that such distribution to Buyer may violate a confidentiality obligation or fiduciary duty or any law or regulation.

      Section 5.15 Transition; Informational Systems Conversion. From and after the date hereof, Buyer and Company shall use their reasonable best efforts to facilitate the integration of

Company with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the "Informational Systems Conversion") to those used by Buyer, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal, after the Effective Time, of personal property leases and software licenses used by of Company and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer shall indemnify Company for any reasonable out-of-pocket fees, expenses or charges that Company may incur as a result of taking, at the request of Buyer, any action to facilitate the Informational Systems Conversion.

      Section 5.16 Access to Customers and Suppliers. From and after the date hereof, Company shall, upon Buyer's reasonable request, introduce Buyer and its representatives to customers and suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of the Buyer. Any interaction between Buyer and Company's customers and suppliers shall be coordinated by Company. Company shall have the right to participate in any discussions between Buyer and Company's customers and suppliers.

      Section 5.17  Environmental Assessments.

            (a) Company shall cooperate with and grant access to an environmental consulting firm selected by Buyer and reasonably acceptable to Company, during normal business hours (and at such other times as may be agreed), to any property set forth on Company Disclosure Schedule 3.28 for the purpose of conducting (i) Phase I Assessments (which also may include an evaluation of asbestos containing materials, lead based paint, lead in drinking water, mold and radon) and (ii) Phase II Assessments.

            (b) Each Environmental Assessment shall include an estimate by the environmental consulting firm preparing such Environmental Assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the "potential environmental condition(s)" or "recognized environmental condition(s)" or other conditions which are the subject of the Environmental Assessment.

            (c) Buyer shall bear and pay the environmental consulting firm's fees and expenses. Within ten (10) days after the date hereof, Buyer shall engage an environmental consultant reasonably acceptable to Company to perform the Phase I Assessments. Buyer shall use commercially reasonable efforts to cause its environmental consultant to complete and provide Buyer with its written Phase I Assessment(s) within thirty (30) days after such consultant is retained. Promptly following the receipt of all Phase I Assessments (but not later than ten (10) days thereafter), Buyer shall order all applicable Phase II Assessments. Buyer shall use commercially reasonable efforts to have all Environmental Assessments completed within sixty (60) days of the date of this Agreement.

      Section 5.18 Certain Litigation. Company will use its reasonable best efforts to resolve, within sixty (60) days from the date of this Agreement and in a manner reasonably satisfactory to Buyer, the dispute described on Schedule
5.18 hereto, which resolution shall not be contingent upon the occurrence of the Merger. In the event that any shareholder litigation related to this Agreement or the Merger and the other transactions contemplated by this Agreement is brought, or, to Company's Knowledge, threatened, against Company and/or the members of the board of directors of Company prior to the Effective Time, Company shall give Buyer the opportunity to participate in the defense or settlement of such litigation, and no such settlement shall be agreed to without Buyer's prior written consent (not to be unreasonably withheld). Company shall promptly notify Buyer of any such stockholder litigation brought, or threatened, against Company and/or members of the board of directors of Company and keep Buyer reasonably informed with respect to the status thereof.

      Section 5.19 Dividend Reinvestment and Common Stock Purchase Plan. Company shall use all commercially reasonable efforts to terminate the DRSPP as soon as practicable after the date of this Agreement.

      Section 5.20 Stock Exchange De-listing. Prior to the Closing Date, Company shall cooperate with Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq and the other exchanges on which the common stock of Company is listed to enable the de-listing by the Surviving Entity of the Company Common Stock from Nasdaq and the other exchanges on which the Company Common Stock is listed and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

      Section 5.21 Director Resignations. Company shall use its best efforts to cause to be delivered to Buyer resignations of all the directors of Company and its Subsidiaries to be effective as of the Effective Time.

      Section 5.22 Coordination of Dividends. After the date of this Agreement, each of Buyer and Company shall coordinate with the other the payment of dividends with respect to the Buyer Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock or any share of Buyer Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger.

      Section 5.23 Representation on Buyer Board. Prior to the Closing, the Board of Directors of Buyer and the Board of Directors of Buyer Bank each shall increase by one (1) the number of directors constituting the entire Boards of Directors of Buyer and Buyer Bank, espectively, effective as of and contingent upon the occurrence of the Effective Time, and by a vote of a majority of the directors then in office of each of Buyer and Buyer Bank, Buyer and Buyer Bank shall duly elect, from among those serving on Company's Board of Directors as of the date of this Agreement, an individual (the "Director Designee") to fill such vacancies and thereby become a director of Buyer and Buyer Bank, effective as of and contingent upon the occurrence of the Effective Time. Buyer shall select the Director Designee in its sole discretion. The Director Designee shall become a member of the class of Buyer's and Buyer Bank's Boards of Directors that has the longest time remaining until its directors' terms expire.

      Section 5.24  Coordination.

            (a) Company shall take any actions Buyer may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Company Bank with Buyer Bank. Without limiting the foregoing, senior officers of Company and Buyer shall meet from time to time as Company may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Company and Company Bank, and Company shall give due consideration to Buyer's input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time.

            (b) Upon Buyer's reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, (i) each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer, (ii) Company shall use its reasonable best efforts to cause Company Bank to divest itself of such investment securities and loans as are identified by Buyer in writing from time to time prior to the Closing Date, provided, however, that no such modifications, changes or divestitures need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b), and (iii) Company shall make such accruals under the Company Benefit Plans as Buyer may reasonably request to reflect the benefits payable under such Company Benefit Plans upon the completion of the Merger.

            (c) Company and Company Bank shall, consistent with GAAP and regulatory accounting principles, use their reasonable best efforts to implement at Buyer's request internal control procedures which are consistent with Buyer's and Buyer Bank's current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act of 2002, provided, however, that no such modifications, changes or divestitures need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).

            (d) No accrual or reserve or change in policy or procedure made by Company or any of its Subsidiaries pursuant to this Section 5.24 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.

      Section 5.25 Transactional Expenses. The Company has provided at Company Disclosure Schedule 3.34 a reasonable good faith estimate of costs and fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, "Company Expenses"). Company shall use its reasonable best efforts to cause the aggregate amount of all Company Expense to not to exceed the total expenses disclosed in Company Disclosure Schedule 3.34. Company shall promptly notify Buyer if or when it determines that it expects to exceed its budget. Company shall not incur investment banking fees in connection with the Merger other than those expressly provided for in the Engagement Letter.

      Section 5.26 Charitable Contribution. Promptly after the Effective Time, Buyer shall make a contribution in the amount of $100,000 to an organization that (i) is designated in writing by Company prior to the Closing, with the approval of the Board of Directors of Company and (ii) qualifies as a tax-exempt organization under tax-exempt under Section 501(c)(3) of Code (the "Charitable Contribution").

                                  ARTICLE VI.

                    CONDITIONS TO CONSUMMATION OF THE MERGER

      Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

            (a) Shareholder Vote. This Agreement and the transactions contemplated hereby shall have been received the Requisite Company Shareholder Approval at the Company Meeting.

            (b) Regulatory Approvals; No Burdensome Condition. All consents and approvals of a Governmental Authority required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. None of such regulatory approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

            (c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

            (d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

            (e) Nasdaq Listing. The shares of Buyer Common Stock issuable pursuant to this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

            (f) Tax Opinions Relating to the Merger. Company and Buyer, respectively, shall have received opinions from Thacher Proffitt & Wood LLP and Nutter McClennen & Fish LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to Buyer and Company to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering their opinions, Thacher Proffitt & Wood LLP and Nutter McClennen & Fish LLP may require and rely upon representations contained in certificates of officers of each of Buyer and Company.

      Section 6.02 Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in any case subject to the standard set forth in Section 4.01. Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

            (b) Performance of Obligations of Buyer. Buyer shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

            (c) Approval of Charitable Contribution. The Board of Directors of Buyer shall have duly approved prior to the Closing the payment, promptly after the Effective Time, of the Charitable Contribution.

            (d) Other Actions. Buyer shall have furnished Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as Company may reasonably request.

      Section 6.03 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

            (a)  Company Common Stock. Notwithstanding the standard set forth in
Section 3.01, the number of shares of Company Common Stock outstanding as of the Closing

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

Date of this Agreement shall not exceed 4,062,353, except to the extent increased as a result of the exercise, after the date of this Agreement, of one or more stock option listed on the Company Disclosure Schedule, provided such exercised in accordance with the terms existing as of the date of this Agreement and disclosed on the Company Disclosure Schedule.

            (b) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in any case subject to the standard set forth in Section 3.01. Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer of Company to such effect.

            (c) Performance of Obligations of Company. Company shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Financial Officer and Chief Operating Officer of Company to such effect.

            (d) Voting Agreements. The Voting Agreements shall have been executed and delivered by each director and Executive Officer of Company concurrently with Company's execution and delivery of this Agreement.

            (e) Plan of Bank Merger. The Plan of Bank Merger substantially in the form of Exhibit B hereto shall have been executed and delivered concurrently with Company's execution and delivery of this Agreement.

            (f) Releases; Non-Competition Agreements. Company shall have delivered to Buyer releases, in the respective forms set forth on Schedule 6.03(f)(1) and effective upon the occurrence of the Effective Time, from the employees of Company listed on Schedule 6.03(f)(1) hereto regarding termination of employment as of the Effective Time and satisfaction of all payments due to such employees including payments due as a result of the Merger, the total amount of which payments is shown on Schedule 6.03(f)(1) for each such employee. Each of the Company employees listed on Schedule 6.03(f)(2) shall have executed and delivered to Buyer the Non-Competition Agreements in the forms set forth on Schedule 6.03(f)(2).

            (g) Environmental Assessments. The Environmental Assessments contemplated by Section 5.17 shall have been completed and such Environmental Assessments shall not indicate the existence of any condition or matter with respect to which it is reasonably likely that the cost set forth in such Environmental Assessment of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities will exceed $50,000 individually or $100,000 in the aggregate.

            (h) Other Actions. Company shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as Buyer may reasonably request.

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

      Section 6.04 Frustration of Closing Conditions. Neither Buyer nor Company may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

                                 ARTICLE VII.

                                  TERMINATION

      Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

            (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Buyer and Company if the Board of Directors of Buyer and the Board of Directors of Company each so determines by vote of a majority of the members of its entire Board.

            (b) No Regulatory Approval. By Buyer or Company, if its Board of Directors or Board of Directors, as applicable, so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

            (c) No Shareholder Approval. By either Buyer or Company (provided in the case of Company that it shall not be in material breach of any of its obligations under Section 5.04), if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

            (d) Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Termination Date, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 6.02(a) or Section 6.02(b) (in the case of a breach of a representation or warranty by Company) or Section 6.03(a) (in the case of a breach of a representation or warranty by Buyer).

            (e) Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Termination Date, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by Company) or Section 6.03(b) in the case of a breach of a representation or warranty by Buyer).

            (f) Delay. By either Buyer or Company if the Merger shall not have been consummated on or before April 30, 2008 (the "Termination Date"), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

            (g) Superior Proposal. By Company if at any time after the date of this Agreement and prior to obtaining the Requisite Company Shareholder Approval, Company receives an Acquisition Proposal; provided, however, that Company shall not terminate this Agreement pursuant to the foregoing clause unless:

                  (i)  Company shall have complied in all material respects with
            Section 5.09 of this Agreement, including the conclusion by the Board of Directors of Company in good faith that such Acquisition Proposal is a Superior Proposal;

                  (ii) Company concurrently pays the Termination Fee payable pursuant to Section 7.02; and

                  (iii) the Board of Directors of Company concurrently approves, and Company concurrently enters into, a definitive agreement with respect to such Superior Proposal.

            (h) Failure to Recommend; Third-Party Acquisition Transaction; Etc. At any time prior to the Company Meeting, by Buyer if (i) Company shall have materially breached its obligations under Section 5.09, (ii) the Board of Directors of Company shall have failed to make its recommendation referred to in Section 5.04 or withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Buyer, whether or not permitted by Section 5.09, (iii) the Board of Directors of Company shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Buyer or a Subsidiary or Affiliate of Buyer, whether or not permitted by Section 5.09, or (iv) Company shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 5.04.

            (i) Possible Adjustment. By Company by giving written notice to Buyer not later than the end of the second Business Day after the tenth Nasdaq trading day immediately following the Determination Date, in the event that both of the following conditions are satisfied:

                  (i) the Average Closing Price shall be less than 80% of the Reference Price; and

                  (ii) the number obtained by dividing the Average Closing Price by the Reference Price (the "Buyer Ratio") is less than the number obtained by dividing the Final Index Price by the Initial Index Price and then multiplying the quotient in this clause by .80 (the "Index Ratio").

      If Company elects to exercise its termination right pursuant to this
      Section 7.01(i), it shall give written notice to Buyer. During the five-Business-Day period commencing with its receipt of such notice, Buyer may, at its sole option (the "Fill Option"), offer to either (x) adjust the Exchange Ratio to a level equal to a quotient (rounded to the nearest one thousandth), the numerator of which is the product of the Reference Price multiplied by the lesser of the Index Ratio or .80 multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, or (y) augment the Stock Consideration with a cash payment per share of Company Common Stock in the amount equal to (1) if the Index Ratio is greater than or equal to 0.8, the sum obtained by subtracting the Average Closing Price from 80% of the Reference Price multiplied by the Exchange Ratio, or (2) the sum obtained by subtracting (a) the product of the Average Closing Price multiplied by the Exchange Ratio from (b) the product of the Reference Price multiplied by the Index Ratio multiplied by the Exchange Ratio. Buyer may not exercise its Fill Option under clause (y) of the immediately preceding sentence if it would preclude satisfaction of the condition in Section 6.01(f). If Buyer makes either of the elections contemplated by this Section 7.01(i), it shall give prompt written notice to Company of such adjusted Stock Consideration, and any references in this Agreement to "Stock Consideration" shall thereafter be deemed to refer to the Stock Consideration as adjusted pursuant to this Section 7.01(i).

      If Buyer or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the valuation date, the prices for the common stock of such company will be appropriately adjusted.

      Section 7.02  Termination Fee; Reimbursement.

            (a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer by wire transfer of immediately available funds a termination fee equal to $3,500,000 (the "Termination Fee")

                  (i) in the event Company terminates this Agreement pursuant to Section 7.01(g), in which case Company shall pay the Termination Fee at or prior to the time of such termination, and

                  (ii)  in the event Buyer terminates this Agreement pursuant to
            Section 7.01(h), in which case Company shall pay the Termination
            Fee as promptly as practicable (but in any event within three (3) Business Days).

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

            (b) In the event that (A) (I) an Acquisition Proposal, whether or not conditional, shall have been publicly announced or otherwise communicated or made known to Company's senior management or the Board of Directors of Company (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) or (II) the Board of Directors of Company shall have withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Buyer, its recommendation referred to in Section 5.04 to the extent permitted under Section 5.09(c) prior to or on the date of the Company Meeting or at any adjournment or postponement thereof at which the vote on the Merger is held, (B) this Agreement is terminated by either Buyer or Company pursuant to Section 7.01(c) or Section 7.01(f) or by Buyer pursuant to
Section 7.01(d) or Section 7.01(e), and (C) within 12 months following the date of such termination, Company enters into a definitive agreement with respect to any Acquisition Transaction, or Company consummates any Acquisition Transaction (whether or not such Acquisition Transaction resulted from or was related to the Acquisition Proposal referred to in the foregoing clause (A)(I), if applicable), then Company shall pay Buyer the Termination Fee, less the Buyer Reimbursement Amount, which amount shall be payable by wire transfer of immediately available funds on or prior to the earlier of Company entering into a definitive agreement for or consummating such Acquisition Transaction.

            (c) In the event that this Agreement is terminated by Buyer under the provisions referred to in clause (B) of Section 7.02(b) (or could have been terminated under such section) and the circumstances referred to in clause
(A)(I) or (A)(II) of Section 7.02(b) shall have occurred prior to such termination but the Termination Fee has not been paid and is not payable because the circumstances referred to in clause (C) of Section 7.02(b) shall not have occurred, then Company shall pay at Buyer's direction as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor up to $750,000 of Buyer's and its Subsidiaries reasonably documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Buyer and its Subsidiaries prior to the termination of this Agreement proximately in connection with the negotiation, execution, delivery and performance of this Agreement by Buyer and Buyer Bank (the "Buyer Reimbursement Amount").

            (d) Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against Company for such amounts, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (x) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (y) 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with such suit.

      Section 7.03 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in
Section 7.02 and Section 9.01 and (ii) that termination will not relieve a breaching

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

party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

                                 ARTICLE VIII.

                                  DEFINITIONS

      Section 8.01 Definitions. The following terms are used in this Agreement with the meanings set forth below:

      "Acquisition Proposal" means any proposal or offer with respect to any of the following (other than the Transactions contemplated hereby) involving
Company: (a) any merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of Company in a single transaction or series of transactions; (c) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

      "Acquisition Transaction" means any of the following (other than the transactions contemplated hereby) involving Company: (a) any merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of Company in a single transaction or series of transactions; or (c) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act if 1933, as amended, in connection therewith.

      "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

      "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

      "Articles of Merger" has the meaning set forth in Section 1.04(a).

      "Average Closing Price" of the Buyer Common Stock shall be determined by obtaining the closing prices per share of Buyer Common Stock on Nasdaq (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source), for the 10 consecutive Nasdaq trading days next following the Determination Date, discarding the one highest and the one lowest closing prices, and averaging the remaining closing prices.

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      "Bank Merger" has the meaning set forth in the recitals.

      "BOLI" has the meaning set forth in Section 3.30(b).

      "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.

      "Burdensome Conditions" has the meaning set forth in Section 5.06(a).

      "Buyer" has the meaning set forth in the preamble to this Agreement.

      "Buyer 2006 Form 10-K" has the meaning set forth in Section 4.05(a).

      "Buyer Bank" has the meaning set forth in the preamble to this Agreement.

      "Buyer Benefit Plans" has the meaning set forth in Section 4.13(a).

      "Buyer Common Stock" means the common stock, $0.01 par value per share, of Company.

      "Buyer Pension Plan" has the meaning set forth in Section 4.13(b).

      "Buyer Ratio" has the meaning set forth in Section 7.01(i).

      "Buyer Reimbursement Amount" has the meaning set forth in Section
7.02(c).

      "Buyer SEC Documents" has the meaning set forth in Section 4.05(a).

      "Cash Consideration" has the meaning set forth in Section 2.01(c).

      "Cash Election" has the meaning set forth in Section 2.04(a).

      "Cash Election Shares" has the meaning set forth in Section 2.04(a).

      "Certificate" means any certificate which immediately prior to the Effective Time represents shares of Company Common Stock.

      "Change in Recommendation" has the meaning set forth in Section 5.04.

      "Charitable Contribution" has the meaning set forth in Section 5.26.

      "Closing" and "Closing Date" have the meanings set forth in Section
1.04(b).

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

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

      "Company" has the meaning set forth in the preamble to this Agreement.

      "Company 2006 Form 10-K" has the meaning set forth in Section 3.08(a).

      "Company Balance Sheet" has the meaning set forth in Section 3.08(a).

      "Company Balance Sheet Date" has the meaning set forth in Section
3.08(a).

      "Company Bank" has the meaning set forth in the preamble to this Agreement.

      "Company Benefit Plans" has the meaning set forth in Section 3.14(a).

      "Company Common Stock" means the common stock, $0.01 par value per share, of Company.

      "Company Disclosure Schedule" means the disclosure schedule delivered by Company to Buyer on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article III or its covenants in
Article V.

      "Company Employees" has the meaning set forth in Section 3.14(a).

      "Company Expenses" has the meaning set forth in Section 5.25.

      "Company Intellectual Property" means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

      "Company Loan Property" has the meaning set forth in Section 3.16(a).

      "Company Meeting" has the meaning set forth in Section 5.04.

      "Company Option Plan" has the meaning set forth in Section 2.07.

      "Company Pension Plan" has the meaning set forth in Section 3.14(b).

      "Company SEC Documents" has the meaning set forth in Section 3.08(a).

      "Company Severance Pay Plan" has the meaning set forth in Section
5.11(e).

      "D&O Insurance" has the meaning set forth in Section 5.10(c).

      "Derivative Transaction" means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

      "Determination Date" means the date on which the last required approval of a Governmental Authority is obtained with respect to the Transactions, without regard to any requisite waiting period.

      "DRSPP" has the meaning set forth in Section 5.01(y).

      "Effective Date" has the meaning set forth in Section 1.04(a).

      "Effective Time" has the meaning set forth in Section 1.04(a).

      "Election Deadline" has the meaning set forth in Section 2.04(a).

      "Election Form" has the meaning set forth in Section 2.04(a).

      "Engagement Letter" means that certain letter agreement dated July 25, 2007 between Keefe, Bruyette & Woods, Inc. and Company.

      "Environmental Assessment" has the meaning set forth in Section 3.16(a).

      "Environmental Law" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. ss. 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. ss. 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss. 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. ss. 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. ss. 651, et seq.; (b) common law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

      "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" has the meaning set forth in Section 3.14(c).

      "Exchange Act" has the meaning set forth in Section 3.08(a).

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

      "Exchange Agent" means such exchange agent as may be designated by Buyer and reasonably acceptable to Company to act as agent for purposes of conducting the exchange procedures described in Section 2.04.

      "Exchange Fund" has the meaning set forth in Section 2.05(a).

      "Exchange Ratio" has the meaning set forth in Section 2.01(c).

      "Executive Officer" means each officer of Company who files reports with the SEC pursuant to Section 16(a) of the Exchange Act.

      "FDIA" has the meaning set forth in Section 3.25.

      "Fair Housing Act" means the Fair Housing Act, as amended.

      "FDIC" means the Federal Deposit Insurance Corporation.

      "FHLB" means the Federal Home Loan Bank of Boston.

      "Fill Option" has the meaning set forth in Section 7.01(i).

      "Final Index Price" means the closing index value of the NASDAQ Bank Index compiled and reported by The Nasdaq Stock Market, Inc. on the trading day immediately preceding the Determination Date.

      "FRB" means the Federal Reserve Bank of Boston.

      "GAAP" means accounting principles generally accepted in the United States of America.

      "Governmental Authority" means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

      "Hazardous Substance" means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

      "Indemnified Parties" and "Indemnifying Party" have the meanings set forth in Section 5.10(a).

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

      "Index Group" means the companies classified according to the Industry Classification Benchmark (published jointly by Dow Jones Company, Inc. and FTSE International, Inc.) as "Banks" and included in the Nasdaq Bank Index.

      "Index Ratio" has the meaning set forth in Section 7.01(i).

      "Initial Index Price" means the closing index value of the NASDAQ Bank Index compiled and reported by The Nasdaq Stock Market, Inc. on the trading day immediately preceding the public announcement of the Agreement.

      "Informational Systems Conversion" has the meaning set forth in Section 5.15.

      "Insurance Policies" has the meaning set forth in Section 3.30(a).

      "Intellectual Property" means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

      "IRS" means the Internal Revenue Service.

      "Knowledge" of any Person (including references to such Person being aware of a particular matter) as used with respect to Company and its Subsidiaries means those facts that are actually known, after reasonably inquiry, by the officers of Company and Company Bank listed on Schedule 8.01(a) hereto and the directors of Company and Company Bank, and as used with respect to Buyer and its Subsidiaries means those facts that are actually known, after reasonably inquiry, by the officers of Buyer listed on Schedule 8.01(b) hereto. Without limiting the scope of the immediately preceding sentence, (i) the term "Knowledge" includes any fact, matter or circumstance set forth in any written notice from any Governmental Authority, and (ii) each officer listed on
Schedule 8.01(a) or Schedule 8.01(b) shall have made reasonable inquiry of the employees responsible for such matter in question (it being understood and agreed that prior to the execution and delivery of this Agreement, no inquiry need be made if it could reasonably be expected to compromise the confidentiality of the negotiations between Company and Buyer), and if any such officer does not make such reasonable inquiry, then such officer shall be deemed to have actual knowledge of those facts or matters that such officer would have had, had he or she made such inquiry.

      "Law" means any statute, law, ordinance, rule or regulation of any Governmental Authority that is applicable to the referenced Person.

      "Leases" has the meaning set forth in Section 3.28(b).

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

      "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

      "Loans" has the meaning set forth in Section 3.21(a).

      "Mailing Date" has the meaning set forth in Section 2.04(a).

      "Material Adverse Effect" means (a) with respect to any Person, any effect that is material and adverse to the financial position, results of operations or business of such Person and its Subsidiaries, taken as a whole, or which would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (iii) any modifications or changes to Company valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with the transactions contemplated hereby, in each case in accordance with GAAP and with Buyer's prior written consent, (iv) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting Company or Buyer, including, but not limited to, changes in levels of interest rates generally,
(v) the effects of compliance with this Agreement on the operating performance of Company or Buyer, including the expenses incurred by Company or Buyer in consummation of the transactions contemplated by this agreement, (vi) the effects of any action or omission taken by Company with the prior consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement.

      "Material Contracts" has the meaning set forth in Section 3.12(a).

      "Maximum Annual D&O Premium" has the meaning set forth in Section
5.10(c).

      "Merger" has the meaning set forth in the recitals.

      "Merger Consideration" has the meaning set forth in Section 2.01(c).

      "Nasdaq" has the meaning set forth in Section 2.03.

      "New Certificates" has the meaning set forth in Section 2.05(a).

      "Non-Election" has the meaning set forth in Section 2.04(a).

      "Non-Election Shares" has the meaning set forth in Section 2.04(a).

      "Notice Period" has the meaning set forth in Section 5.09(d).

      "Options" has the meaning set forth in Section 2.07.

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

      "OREO" has the meaning set forth in Section 3.21(a).

      "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

      "Phase I Assessment" has the meaning set forth in Section 3.16(a).

      "Phase II Assessment" has the meaning set forth in Section 3.16(a).

      "Plan of Bank Merger" means the agreement and plan of merger, substantially in the form of Exhibit B hereto, to be entered into between Buyer Bank and Company Bank providing for the Bank Merger, it being intended that the Bank Merger be consummated immediately following consummation of the Merger.

      "Proxy Statement-Prospectus" means the Proxy Statement-Prospectus, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.

      "Reference Price" shall be determined by obtaining the closing prices per share of Buyer Common Stock on Nasdaq (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source), for the 10 consecutive Nasdaq trading days ending on and including the last trading day immediately prior to the date on which the execution of this Agreement is publicly announced, discarding the one highest and the one lowest closing prices, and averaging the remaining closing prices.

      "Registration Statement" has the meaning set forth in Section 4.10.

      "Requisite Company Shareholder Approval" has the meaning set forth in
Section 3.06.

      "Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

      "Sarbanes-Oxley" has the meaning set forth in Section 3.08(b).

      "SEC" means the Securities and Exchange Commission.

      "Securities Act" has the meaning set forth in Section 3.08(a).

      "Shortfall Number" has the meaning set forth in Section 2.04(c).

      "Software" means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

      "Stock Consideration" has the meaning set forth in Section 2.01(c).

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

      "Stock Conversion Number" has the meaning set forth in Section 2.04(a).

      "Stock Election" has the meaning set forth in Section 2.04(a).

      "Stock Election Number" has the meaning set forth in Section 2.04(a).

      "Stock Election Shares" has the meaning set forth in Section 2.04(a).

      "Subsidiary" means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Company subsidiary means, unless the context otherwise requires, any current or former Subsidiary of Company.

      "Superior Proposal" means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of Company and otherwise (a) on terms which the Board of Directors of Company determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Company's shareholders than the transactions contemplated hereby, (b) that constitutes a transaction that, in the good faith judgment of the Board of Directors of Company, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, and (c) for which financing, to the extent required, is then committed.

      "Surviving Entity" has the meaning set forth in Section 1.01.

      "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

      "Tax Returns" means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

      "Termination Date" has the meaning set forth in Section 7.01(f).

      "Termination Fee" has the meaning set forth in Section 7.02(a).

      "USA Patriot Act" means the USA Patriot Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

      "Voting Agreement" has the meaning set forth in the recitals.

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                                  ARTICLE IX.

                                 MISCELLANEOUS

      Section 9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 4.08(b), 6.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

      Section 9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after Company Meeting no amendment shall be made which by law requires further approval by the shareholders of Company without obtaining such approval.

      Section 9.03  Governing Law.

            (a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard for conflict of law provisions.

            (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.03.

      Section 9.04 Expenses. Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party's rights to recover

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any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

      Section 9.05 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Buyer:

      Independent Bank Corp.
      288 Union Street
      Rockland, Massachusetts  02370
      Attention:        Edward H. Seksay, General Counsel
      Fax:              (781) 982-6130

With a copy (which shall not constitute notice) to:

      Nutter McClennen & Fish LLP
      World Trade Center West
      155 Seaport Boulevard
      Boston, Massachusetts  02210
      Attention:        Michael K. Krebs, Esq.
      Fax:              (617) 290-9288

If to Company:

      Slade's Ferry Bancorp.
      100 Slade's Ferry Avenue
      Somerset, Massachusetts  02726
      Attention:        Mary Lynn D. Lenz, President and Chief Executive Officer
      Fax:              (508) 742-0541

With a copy (which shall not constitute notice) to:

      Thacher Proffitt & Wood LLP
      1700 Pennsylvania Avenue, NW
      Suite 800
      Washington, DC  20006
      Attention:        Richard A. Schaberg, Esq.
      Fax:              (202) 626-1930

      Section 9.06 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Plan of Bank Merger, and the Voting Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement, the Plan of Bank Merger, and the Voting Agreement supersede any and all other oral or written agreements heretofore made. Except as provided in Section 5.10 (Indemnification) only, Buyer and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or Employees who might be affected by Section 5.11), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.02 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

      Section 9.07 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

      Section 9.08 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      Section 9.09 Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      Section 9.10 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      Section 9.11 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Buyer may at any time modify the structure of the acquisition of Company set forth herein, subject to the prior written consent of Company, which consent shall not be unreasonably withheld or delayed, provided that (a) the Merger Consideration to be paid to the holders of Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification (except as expressly permitted if Buyer exercises the Fill Option) and

(b) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities or otherwise materially delay consummation of the transactions contemplated hereby.

      Section 9.12 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

                  (remainder of page intentionally left blank)

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                   INDEPENDENT BANK CORP.



                                   By:  /s/ Christopher Oddleifson
                                       ----------------------------------------
                                   Name:  Christopher Oddleifson
                                   Title: President and Chief Executive Officer

                                   ROCKLAND TRUST COMPANY



                                   By:  /s/ Christopher Oddleifson
                                       ----------------------------------------
                                   Name:  Christopher Oddleifson
                                   Title: President and Chief Executive Officer

                                   SLADE'S FERRY BANCORP.



                                   By:  /s/ Mary Lynn D. Lenz
                                       ----------------------------------------
                                   Name:  Mary Lynn D. Lenz
                                   Title: President and Chief Executive Officer

                                   SLADE'S FERRY TRUST COMPANY



                                   By:  /s/ Mary Lynn D. Lenz
                                       ----------------------------------------
                                   Name:  Mary Lynn D. Lenz
                                   Title: President and Chief Executive Officer



                [Signature Page to Agreement and Plan of Merger]